Exhibit 5.1

February 17, 2021

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Registration Statement on Form S-3 Filed by Zillow Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Zillow Group, Inc., a Washington corporation (the “Company”), in connection with the issuance and sale, from time to time, of shares of the Company’s Class C capital stock, par value $0.0001 per share, having an aggregate sale price of up to $1,000,000,000 (the “Shares”) pursuant to the Equity Distribution Agreement, dated February 17, 2021 (the “Distribution Agreement”) among the Company, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., Deutsche Bank Securities Inc., Evercore Group L.L.C., J.P. Morgan Securities LLC and Zelman Partners LLC. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-253207), as filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated February 17, 2021 filed as part of the Registration Statement and the related prospectus supplement dated February 17, 2021 (collectively, the “Prospectus”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered by the Company in the manner and for the consideration stated in the Distribution Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and Washington and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP